Exhibit 99.2

CORPORATE FACT SHEET
CORPORATE PROFILE
Crown Crafts, Inc., founded in 1957, designs, markets and distributes infant, toddler and juvenile consumer products. It is one of America’s largest providers of infant bedding, bibs and bath items. The Company’s product portfolio includes crib and toddler bedding, blankets, nursery accessories, room décor, burp cloths, bathing accessories, reusable and disposable bibs and placemats, floor mats, toilet seat covers and changing mats. Crown Crafts operates indirectly through its wholly owned subsidiaries, Crown Crafts Infant Products, Inc. in California, and Hamco, Inc. in Louisiana.
Sales are generally made directly to retailers, mass merchants, large chain and specialty stores, mid-tier retailers, juvenile specialty stores, wholesale clubs and catalog and Internet retailers. These products include licensed and branded collections as well as exclusive private label programs for certain customers. Crown Crafts products are manufactured primarily in Asia, with a representative office in China to coordinate production efficiencies, social compliance, quality, and to seek new vendor opportunities.
Crown Crafts’ products are marketed through a national sales force, with sales offices located in California, Louisiana, and Arkansas. New products are introduced each year at the annual ABC Kids Expo and the General Merchandising and Health Beauty Wellness conferences as well as trade shows for children’s products and various other gift shows. Private label products are introduced throughout the year.

Crown Crafts Infant Products

•	Leading manufacturer of infant and toddler bedding, blankets and accessories

•	Premier supplier of nursery décor and accessories, producing fashion-forward products for every relevant distribution channel

•	Innovative July 2010 product launch of Neat Solutions for Pets—a new line of pet beds and accessories

•	Acquired Springs Global US infant and toddler product lines in November 2007

•	Acquired Kimberly Grant brand in December 2006
Hamco

•	Leading designer, producer and marketer of infant and toddler bib, bath and disposable products

•	Significant bib category market share

•	Extensive proprietary design expertise

•	Entered disposable products market with the 2009 Neat Solutions® acquisition and the 2010 acquisition of Bibsters®

•	Neat Solutions® provides more than 95% market share in their offerings of infant disposable products

CORPORATE OFFICE
Crown Crafts, Inc.
916 South Burnside Ave.
Gonzales, LA 70737
(800) 433-9560
(225) 647-9100
www.crowncrafts.com
INVESTMENT DATA
Crown Crafts, Inc. is listed on
the NASDAQ Capital Market
(CRWS).
Market Capitalization:
$39.14 million
Shares Outstanding:
9.25 million
Fiscal Year Ends:
Sunday nearest March 31
Recent Price:
$4.23
Information as of 7/30/10

CROWN CRAFTS, INC. CORPORATE FACT SHEET
OPERATIONAL AND FINANCIAL HIGHLIGHTS — FISCAL YEAR 2010
•	In the midst of the challenging economic environment, the Company delivered a 23% increase in shareholders’ equity and achieved its highest Adjusted EBITDA since 1998 of $10.5 million.

•	Instituted quarterly dividend payout of $0.02 per share

•	International sales grew 164% compared to fiscal year 2009 and now exceed 10% of branded products’ total sales.

•	Maintained a strong balance sheet, with debt reduced from $48 million in 2001 to $5.1 million at the end of fiscal 2010, of which $3.8 million is non-interest bearing.

•	Successfully integrated July 2009 acquisition of Neat Solutions, Inc., further expanding product line offering and diversifying end-markets.
INVESTMENT HIGHLIGHTS
•	Sourcing expertise and experience

•	Strong relationships with multiple manufacturers and contractors to bring the industry’s best quality, pricing and speed to the market.

•	Currently source from several countries, including China, Thailand and India.

•	Extensive licensing experience and relationships - Strong retail relationships

•	Minimal sales cycle seasonality

•	Strong and stable infrastructure

•	Proven track record of successful post-acquisition integration and realization of financial and operational synergies
Crown Crafts, Inc. and Subsidiaries Non-GAAP Reconciliation of Net Income to Adjusted EBITDA

	Forecasted
	Twelve Months Ending	Twelve Months Ended
In Thousands	April 3, 2011	March 28, 2010
Net income	$6,125	$4,780
Interest expense	380	692
Interest income	—	(17)
Income tax expense	3,775	3,034
Depreciation	300	286
Amortization	1,200	1,544
Impairment charge — asset held for sale	—	154

Adjusted EBITDA	$11,780	$10,473

CLIENT BASE
Crown Crafts’ customers are mass merchants, mid-tier retailers, juvenile specialty stores, value channel stores, grocery and drug stores, restaurants, internet accounts, wholesale clubs and catalogue retailers. The company’s largest customers are:
•	Wal-Mart Stores, Inc.

•	Babies ‘R Us / Toys ‘R US

•	Target Corp.